Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                Qwest Confidential and Proprietary Information


                                 IRU AGREEMENT


  THIS IRU AGREEMENT (the "Agreement") is made and entered into as of this 30th day of June, 2000 ("Effective Date"), by and between QWEST COMMUNICATIONS CORPORATION, a Delaware corporation ("Qwest"), and PAC-WEST TELECOMM, INC., a California corporation ("Customer").

                                   RECITALS:

WHEREAS, Qwest owns and operates a fiber optic telecommunications network between various points in the United States;

WHEREAS, Customer desires to obtain certain indefeasible rights of use to certain telecommunications capacity to be provided by means of Qwest's domestic fiber optic telecommunications network; and

WHEREAS, Qwest desires to hereby grant and Customer desires to be granted certain indefeasible rights of use to such capacity as more fully set forth herein;

NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  DEFINITIONS

The following terms shall have the meanings set forth in this Article when used in this Agreement, unless explicitly stated to the contrary:

1.1 "Affiliate" means any person, which directly or indirectly controls or is controlled by, or is under common control with, a party hereto.

1.2 "Capacity" means the digital transmission capability of a given portion of the Qwest Network designed to transmit digital signals at a stated rate and otherwise perform in accordance with the specifications applicable to the portion of the Qwest Network utilized to provide the Capacity. All Capacity shall be provided by Qwest Network facilities inclusive of all electronics and other equipment necessary for the intended operation of the Capacity; provided, however, that interruptions, outages, or degradations in the actual transmission capability of the Capacity may occur from time to time.

1.3 "Control" (including "controlled by" and "under common control with"), as used with respect to any entity, means the possession, directly or indirectly, of (i) 50% or more of its ownership interests, or (ii) the power to direct or cause the direction of the management and policy of a particular entity, whether through the ownership of voting securities, partnership interests, by contract or otherwise.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

1.4 "Cross-connect Panel" means the piece of equipment designated by Qwest in a Qwest POP at which the IRU is terminated and at which location Customer may have access to and interconnect with the IRU through use of Local Distribution Facilities or other facilities reasonably acceptable to Qwest.

1.5 "Delivery" of an IRU means that the applicable IRU will be available for use at the Cross-connect Panels designated by Qwest hereunder.

1.6 "DS-3" means a quantity of Capacity comprising a digital private line circuit capable of transporting signals at a speed of approximately 45 Mbs per second.

1.7 "Impositions" means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, gross receipts taxes and franchise, license and permit fees, but excluding any taxes or fees based upon Qwest's net income), together with any penalties, fines, or interest thereon caused by Customer's act or failure to act arising out of the transactions contemplated by this Agreement after the Effective Date and/or imposed upon either party hereto by any federal, state or local government or other public taxing authority of any country after the Effective Date.

1.8 "Indefeasible Right of Use" or "IRU" means a reserved indefeasible right of use, "as is and where is," (subject to the IRU Specification and Acceptance Testing, as hereinafter defined) for the purposes described herein, in the amount of Capacity on the Qwest Network for each User Route set forth herein; provided, that the applicable IRU(s) granted hereunder do not provide Customer with any ownership interest in or other rights to physical access to, control of, modification of, encumbrance in any manner of, or other use of the Qwest Network except as expressly set forth herein.

1.9 "Local Distribution Facilities" means those telecommunications transmission facilities which interconnect with the applicable IRU at a Cross-connect Panel and extend each User Route of the applicable IRU to a location outside of the Qwest POP. Unless otherwise specified herein, such Local Distribution Facilities shall be separately acquired by Customer and may be provided by a local telephone company or other third party, and must comply with Qwest's applicable reasonable engineering and operations requirements, which Customer will receive a copy of upon request. Qwest will use commercially reasonable efforts to assist Customer in obtaining Local Distributions Facilities where requested by Customer. Local Distribution Facilities are not part of the IRU(s) acquired by Customer hereunder, and Customer's acceptance of each IRU granted hereunder may not be conditioned upon the availability of such Local Distribution Facilities.

1.10 "OC-3" means a dedicated, point to point, high capacity, full duplex channel along the Qwest Network with a line speed of approximately 155.52 million bits per second synchronous serial data.

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Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.

1.11 "OC-12" means a dedicated, point to point, high capacity, full duplex channel along the Qwest Network with a line speed of approximately 622.08 million bits per second synchronous serial data.

1.12 "OC-48" means a dedicated, point to point, high capacity, full duplex channel along the Qwest Network with a line speed of approximately 2488.32 million bits per second synchronous serial data.

1.13 "POP" means the Qwest terminal facility (point of presence) where the Capacity subject to an IRU is delivered to Customer.

1.14 "Qwest Network" means the fiber optic telecommunications network operated by Qwest in the United States, including at the election of Qwest such telecommunications capacity as Qwest may obtain from another network provider and integrate into its own network for purposes of providing services or Capacity to its Customers. Although Qwest possesses telecommunications network facilities and capacity in locations other than the United States, such network facilities and capacity are not part of the Qwest Network for purposes of this Agreement.

1.15 "User Route" means the route along which each digital/optical private line circuit is placed by Qwest on the Qwest Network, as more particularly described in Exhibit A hereto. For operational and maintenance purposes only, Qwest reserves the right to alter temporarily each applicable User Route, provided that such alterations do not result in changes to the endpoints (POPs) of the applicable User Route, interruption of or material interference with Customer's ability to use the Capacity or degradation of the quality of the capacity.

1.16 "V&H Miles" is a measurement of the length in miles between the termination points of a User Route using airline miles and determined based on the vertical and horizontal geographic coordinates of the locations of the termination points.

2.  GRANT OF IRU(S) IN QWEST NETWORK

2.1 For each of the User Routes set forth in Exhibit A hereto, Qwest hereby grants to Customer an IRU to OC-48 Capacity.

2.2 The IRU(s) described above shall be delivered to Customer at a Cross-connect Panel located in each of the Qwest POPs in the cities identified in Exhibit A. Unless Customer has separately arranged for collocation space in any such Qwest POP (as evidenced by a separate Qwest collocation agreement executed by both parties to this Agreement), it shall be the responsibility of Customer to obtain any required Local Distribution Facilities to interconnect with each of the IRU(s) granted herein. [**].

3.  CONSIDERATION FOR GRANT OF THE IRU(S)

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Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.

3.1 In consideration of the grant of each IRU described in Section 2.1 above by Qwest to Customer, Customer agrees to pay to Qwest a total IRU fee of Twenty Two Million Nine Hundred Eighty Sixty Thousand Four Hundred Fifty Five and 00/100 U.S. Dollars (U.S. $22,986,455.00) (the total "IRU Fee") as follows:

     (a)  [**]; and

     (b)  [**].

4.  DELIVERY AND ACCEPTANCE TESTING OF CUSTOMER CAPACITY

4.1. Qwest will use commercially reasonable efforts to Deliver each User Route of the granted IRU(s) within ninety (90) days following the Effective Date.

4.2 At Delivery, each applicable IRU shall comply with the specifications set forth in Exhibit B hereto (the "IRU Specifications and Acceptance Testing"). Qwest shall test each IRU in accordance with the procedures specified in Exhibit B to verify that the applicable IRU is operating in accordance with the IRU Specifications and Acceptance Testing. Qwest shall provide Customer with reasonable advance notice of the date and time of each applicable IRU acceptance test (each of which shall take place during normal business hours) such that Customer shall have the right, but not the obligation, to have a person or persons present to observe the tests. During such testing period, Qwest shall use commercially reasonable efforts not to interfere with Customer's use and operation of the Capacity reasonably necessary for its own verification of the tests conducted by Qwest hereunder.

4.3. In the event the results of any applicable IRU acceptance test shows that the granted IRU is not operating within the parameters of the applicable IRU Specifications and Acceptance Testing, Qwest shall expeditiously take such action as shall be commercially reasonably necessary, with respect to such portion of the IRU as does not operate within the parameters of the applicable IRU Specifications and Acceptance Testing, to bring the operating standards of such portion of the applicable IRU within such parameters. So long as Qwest expeditiously and diligently pursues efforts to bring such IRU portion up to operating standards, then the unavailability, incompatibility, delay in installation, or other impairment of any of Customer's (including Customer's suppliers (e.g., a local access telephone service provider)) interconnection facilities shall not be used as a basis for rejecting any Capacity or IRU provided hereunder.

4.4 If and when Qwest notifies Customer that the test results of an IRU acceptance test are within the parameters of the IRU Specifications and Acceptance Testing with respect to the tested IRU User Route, Customer shall provide Qwest with a written notice accepting each IRU test results. Such written notice shall specify the Qwest "Circuit ID" number associated with each specific IRU granted hereunder. If Customer fails to notify Qwest of its acceptance or rejection of the final test results with respect to the tested IRU within ten (10) days after its

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Exchange Commission. Asterisks denote omissions.

receipt of notice of such test results, Customer shall be deemed to have accepted the tested IRU. The date of such notice of acceptance (or deemed acceptance) of the Capacity shall be the "Acceptance Date" for that particular IRU.

5.  TERM

5.1 Subject to the option rights set forth in Section 5.3 below, the term of this Agreement (the "Term") shall begin on the Effective Date (provided that the grant of each IRU hereunder shall not become effective until the Acceptance Date for that particular IRU, and shall continue, unless expressly stated to the contrary herein, until the earlier of:

     (a) Twenty (20) years from the Acceptance Date of the last IRU User Route granted hereunder; or

     (b) the date on which Customer notifies Qwest in writing that all IRU(s) subject to this Agreement have, in Customer's determination, reached the end of their economically useful life and that Customer desires to not retain its Indefeasible Right of Use in such IRU(s).

5.2 Subject to the option rights set forth in Section 5.3 below, upon the expiration of the Term hereof, all of Customer's rights to the use of each of the granted IRU(s) described herein shall revert to Qwest without reimbursement by Qwest of any fees or other payments previously made with respect thereto, and from and after such time Customer shall have no further rights or obligations (excepting such rights or obligations as shall have arisen prior to the date of expiration of the Term) with respect to the granted IRU(s). Customer shall have sixty (60) days at the end of the Term to remove any electronics, equipment or other property owned or leased by Customer and located on Qwest's premises.

5.3 Upon written notice from Customer to Qwest given no later than thirty (30) calendar days prior to the expiration of the applicable IRU Term, Customer may elect to purchase, effective as of the expiration of the applicable IRU Term, an undivided interest in the fiber associated with the Capacity granted hereunder for One Dollar (US $1.00) per IRU User Route (the "Purchase Option"), provided that: (i) the undivided ownership interest to such fiber shall be granted to Customer on an "as-is, where-is" basis, without warranty, express or implied, and (ii) Customer shall thereafter be subject to pay a monthly recurring operation and maintenance charge ("O&M Charge") at the then fair market value rate as determined by Qwest upon acceptance of the Purchase Option by the Customer. Upon request by Customer, prior to Customer exercising its Purchase Option hereunder, Qwest shall notify Customer of the applicable O&M charge. If Customer exercises the Purchase Option and thereafter fails to pay the O&M Charge when it is due on a monthly basis, then, upon written notice by Qwest to Customer, Qwest shall have the right, upon Customer's failure to cure such monetary default within ten (10) days of its receipt of written notice of such monetary default, to cease provisioning without liability any and all O&M Services, equipment, and any other ancillary services applicable to the fiber, regardless of the effect such discontinuation may have on Customer's ability to continue using the purchased fiber thereafter. The Purchase Option shall expire, if not exercised, at the expiration of the applicable IRU Term for each IRU User Route. The Purchase Option shall not: (1) include any ownership

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Exchange Commission. Asterisks denote omissions.

rights to or possessory interest in any conduit, real property, equipment, tangible or other physical assets used by Qwest in connection with or necessary to provision the IRU(s) granted hereunder (other than the fiber component Purchase Option granted hereunder) (the "Physical Assets"); (2) be construed as encumbering in any way the Qwest Network or Qwest's ability to modify, reconfigure, sell, or decommission any or all of the Physical Assets; and (3) confer any rights or benefits upon Customer as a result of any changes or improvements in technology, including without limitation any changes in technology which would increase the capacity of the IRU that is subject to the Purchase Option.

6.  OPERATIONS AND MAINTENANCE OF CUSTOMER CAPACITY AND OUTAGE CREDITS

6.1 The granted IRU(s) do not provide Customer with any right to control any network or service configuration or design, routing configuration, regrooming, rearrangement or consolidation of channels or circuits or any similar or related functions with regard to the Qwest Network. The granted IRU(s) are subject to and shall be implemented in accordance with Qwest's network operations and maintenance procedures and policies, as these may be modified from time to time by Qwest (which Customer will be provided a copy of upon request).

6.2 Qwest will use commercially reasonable efforts to provide the maintenance services described in this Article. [**]. Such maintenance, however, does not ensure that each IRU granted hereunder will perform during the Term continuously in accordance with the IRU Specifications and Acceptance Testing.

6.3 Customer acknowledges the possibility of an unscheduled, continuous and/or interrupted period of time when any IRU, or a portion thereof, is not "Available" (as defined in the IRU Specifications and Acceptance Testing) (hereafter an "Outage"). In the event of an Outage, Customer shall be entitled to a credit (the "Outage Credit") against those charges set forth in Section
6.3.4 below determined in accordance with the following formula:

Outage Credit  =        Hours of Outage - 2 hours
               x Equivalent Monthly Price of Affected Capacity
               -----------------------------------------------
                                   720 hours

  6.3.1 The "Equivalent Monthly Price of Affected Capacity" shall be the IRU Fee applicable to all of the IRU User Routes set forth in Exhibit A, including the IRU User Route affected by the Outage, divided by 240.

  6.3.2 The length of each Outage shall be calculated in hours and shall include fractional portions thereof. An Outage shall be deemed to have commenced upon verifiable notification thereof by Customer to Qwest, or, when indicated by network control information actually known to Qwest network personnel operating the Network at the time of the Outage, whichever is earlier. Each Outage shall be deemed to terminate upon restoration of the affected IRU User Route, as evidenced by appropriate network tests by Qwest and Customer has accepted the applicable IRU User Route in accordance with the procedures set forth in Article
4. Qwest shall give notice to Customer of any scheduled or planned maintenance that will result in an outage as early as is practicable, and any such scheduled or planned maintenance shall under no

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Exchange Commission. Asterisks denote omissions.

circumstance be viewed as an Outage hereunder, so long as any such scheduled or planned outage takes place at such time so as to minimize the impact on Customers use of the Capacity.

  6.3.3 No Outage Credit shall be granted if the malfunction of any end-to-end capacity or circuit is due to an Outage or other Defect occurring solely in Customer's Local Distribution Facilities.

  6.3.4 Subject to the terms and conditions in this Article 6, all Outage Credits shall be credited towards any future invoice from Qwest to Customer whether or not such invoice is made pursuant to this Agreement, or in any other agreement between Customer and Qwest.

6.4 The Outage Credit described in this Article 6 is the sole and exclusive remedy of Customer in the event of any Outage, and under no circumstance shall an Outage be deemed a default under this Agreement; provided, however, that this Outage Credit remedy is not intended to preclude Customer's right to seek equitable relief under Section 17.3.

7.   ACCESS TO QWEST POPS

7.1 Customer and its designees (such as local telecommunications providers) shall have access to each of the Qwest POPs specified in Exhibit A, and the right to interconnect with, each granted IRU, according to the access and interconnection standards and procedures regularly established by Qwest, as these may be modified by it from time to time. [**].

8.   USE OF CUSTOMER CAPACITY

8.1 Customer represents and warrants that its use of each IRU granted hereunder shall comply with all applicable laws, ordinances, rules, regulations and restrictions.

8.2 Customer agrees and acknowledges that this Agreement grants no right to use any element of the Qwest Network other than the IRU(s) granted herein. Customer shall keep any and all of the Qwest Network, other than the IRU(s), free from any liens, rights or claims of any third party attributable to Customer.

8.3 Customer shall be responsible for configuration of its own network and use of each IRU; including the provisioning of all Local Distribution Facilities, interconnection facilities, network equipment, testing equipment and procedures, maintenance, and other facilities or actions necessary to utilize each IRU. Customer shall conduct all such operations and use of the IRU(s) in manner which does not materially interfere with the operations of the Qwest Network or the use thereof by any other customer of Qwest. Customer shall comply at all times with the reasonable operating procedures and interconnection requirements of Qwest of which it has notice.

                                       7
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Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.

8.4 Customer and Qwest each agree to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder imposed by any governmental or regulatory agency or authority.

9.   INDEMNIFICATION

9.1 Each party (the "Indemnifying Party") hereby releases and agrees to indemnify, defend, protect and hold harmless the other party, its employees, officers, directors, agents, shareholders and Affiliates (the "Indemnified Party"), from and against any and all claims, actions, damages, liabilities, reasonable costs, judgments, reasonable expenses, reasonable costs of litigation, investigation or proceeding (including reasonable attorneys' fees) (the "Losses"), arising out of or in connection with:

     (a) [**]; or

     (b) [**].



9.2 Customer hereby releases and agrees to indemnify, defend, protect and hold harmless Qwest, its employees, officers, directors, agents, shareholders and Affiliates harmless, from and against any and all claims, actions, damages, liabilities, reasonable costs, judgments, reasonable expenses, reasonable costs of litigation, investigation or proceeding (including reasonable attorneys' fees) arising out of or in connection with the use, resale, sharing or modification of the Capacity by Customer.

9.3  [**].

                                       8
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Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.

9.4  [**].

10.  LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

10.1 With the exception of the indemnification obligation set forth in Article 9 and where caused or contributed to by the other party's gross negligence or willful misconduct hereunder, neither party shall be liable to the other party for any special, incidental, indirect, punitive or consequential damages (whether or not such damages were foreseeable or a party was notified of the possibility thereof) arising out of, or in connection with such party's failure to perform its respective obligations hereunder, including, but not limited to, damage or loss of property or equipment, loss of profits or revenue (whether arising out of Outages, transmission interruptions or problems, any interruption or degradation of the functioning of the granted IRU(s) or otherwise), cost of capital, cost of replacement services, or claims of customers, whether occasioned by any construction, reconstruction, relocation, repair or maintenance performed by, or failed to be performed by, the other party or any other cause whatsoever, including, without limitation, breach of contract, breach of warranty, negligence, or strict liability, all claims for which damages are hereby specifically waived.

10.2 EXCEPT AS EXPRESSLY SET FORTH HEREIN, QWEST DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CUSTOMER CAPACITY AND THE GRANTED IRU(s), INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.  INSURANCE

11.1 During the term of this Agreement, each party shall obtain and maintain, at its expense, an appropriate insurance policy with terms and coverage thresholds equal to or greater than [**] and provide the other party with a copy of the certificate of insurance evidencing such policy upon reasonable request but no more than once each twelve (12) month period.

12.  PAYMENT

12.1 Other than the payment of the IRU Fee, all other undisputed payments due hereunder, if any, shall be due thirty (30) days after the date of receipt of Qwest's invoice. If any undisputed amount due under this Agreement is not received by its respective due date, in addition to its other available remedies, Qwest may in its sole discretion impose a late payment charge pursuant to Section 12.2. All disputes or requests for billing adjustments must be submitted in writing by the due date and submitted with payment of undisputed amounts due in order to withhold bona fide disputed sums, or alternatively, within ninety (90) days of the invoice date in the event that Customer has paid said invoice in full. Any amounts which are determined by Qwest to be in error or not in compliance with Agreement shall be adjusted on the next month's invoice or promptly paid to Customer if no further invoices will be issued under this Agreement. Any disputed amounts which are deemed by Qwest to be correct as billed and in compliance with this

                                       9
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Exchange Commission. Asterisks denote omissions.

Agreement, shall be due and payable by Customer, within three (3) business days of notification and demand by Qwest, along with any late payment charges which Qwest may impose pursuant to Section 12.2. Disputes shall not be cause for Customer to delay payment of the undisputed balance to Qwest according to the terms outlined in this Article.

12.2 In the event a party shall fail to make any undisputed payment under this Agreement when due, such amounts shall accrue interest, from the date such undisputed payment is due until paid, including accrued interest, at an annual rate equal to one hundred fifty percent (150%) of the prime rate of interest published by The Wall Street Journal or, if lower, the highest percentage allowed by law. In addition, Qwest may offset any amounts not paid when due from any amounts that Qwest owes to Customer under any other agreements between the parties.

13.  CHARACTERIZATION OF TRANSACTION

13.1 Subject to Section 5.3 above, the parties intend that each IRU granted in this Agreement does not provide Customer with any ownership or other possessory interests in any real property, conduit, fiber, or equipment in or on the Qwest Network or along the User Route of the Qwest Network (the "Physical Assets"). Further, it is not the intention of the parties to create a loan or other financing arrangement between the parties. In the event that any amount of the IRU Fee remains due to Qwest and Customer is in default under the payment terms of this Agreement, then Customer hereby agrees that Qwest shall have the additional right to (x) immediately thereafter cease provisioning any or all of the Capacity granted hereunder; and (y) if said payment default continues beyond thirty (30) days after Qwest has ceased provisioning Capacity pursuant to (x) above, then all rights to use the IRU User Routes granted hereunder shall revert to Qwest.


14.  TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS

14.1 After the Effective Date, Customer shall be independently responsible for any Impositions properly payable with respect to the granted IRU(s). The parties agree that they will reasonably cooperate with each other and coordinate their mutual efforts concerning audits, or other such inquiries, filings, reports, etc., as may relate solely to the activities or transactions arising from or under this Agreement, which may be required or initiated from or by any duly authorized governmental tax authority.

14.2 The parties agree that the payment(s) set forth in Article 3 will be allocated to rental periods as detailed in the Payment Allocation Schedule, Exhibit C, attached hereto. It is understood and agreed between Qwest and Customer that the grant of the IRU in the Qwest Capacity hereunder shall be treated for federal, state, and local tax purposes as the lease of the Qwest Capacity hereto pursuant to (S)467 of the Internal Revenue Code of 1986 and according to the schedule set forth on Exhibit C. The parties further agree to file their respective income and other tax returns and reports on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith.

15.  NOTICE

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15.1  Unless otherwise provided herein, all notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows:

      If to Qwest:          Qwest Communications Corporation
                            Attention:  Senior Vice President - Wholesale Markets
                            555 Seventeenth Street
                            Denver, Colorado 80202
                            Telephone No.: (303) 992-1400
                            Facsimile No.: (303) 992-1724

      with a copy to:       Qwest Communications Corporation
                            Attention:  Executive Vice President & General Counsel
                            555 Seventeenth Street
                            Denver, Colorado  80202
                            Telephone No.: (303) 992-1400
                            Facsimile No.: (303) 992-1724

      If to Customer:       Pac-West Telecomm, Inc.
                            Attention: Chief Financial Officer
                            4210 Coronado Avenue
                            Stockton, California  95204
                            Telephone No.(209) 926-3086
                            Facsimile No.: (209) 926-4444

or at such other address as either party may designated from time to time in writing to the other party.

15.2 Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. mail, postage prepaid, or by a generally recognized commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by fax, on the business day after being sent when sent by overnight delivery service, if sent by priority or overnight delivery or five
(5) days after deposit in the mail when sent by U.S. mail.

16.  CONFIDENTIALITY

16.1 Qwest and Customer hereby agree that if either party (the "Disclosing Party") provides confidential or proprietary information to the other party ("Proprietary Information") to the other party (the "Recipient Party"), such Proprietary Information shall be held in confidence, and the Recipient Party shall afford such Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party. This Agreement, including its existence and all of the terms, conditions and provisions hereof, constitutes Proprietary Information, and all information disclosed by either party to the other in connection with or pursuant to this Agreement shall be deemed to be Proprietary

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Exchange Commission. Asterisks denote omissions.

Information, provided that written information is clearly marked in a conspicuous place as confidential or proprietary, and verbal information is indicated as being confidential or proprietary when given or promptly confirmed in writing as such thereafter. All Proprietary Information, unless otherwise specified in writing, shall remain the property of the Disclosing Party, shall be used by the Recipient Party only for the intended purpose, and such written Proprietary Information, including all copies thereof, shall be returned to the Disclosing Party or destroyed after the Recipient Party's need for it has expired or upon the request of the Disclosing Party. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purposes and intent of this Agreement, or as otherwise may be permitted in writing by the Disclosing Party.

16.2 The foregoing provisions of Section 16.1 shall not apply to any Proprietary Information which: (i) becomes publicly available other than through the Recipient Party; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is independently developed by the Recipient Party; (iv) becomes available to the Recipient Party without restriction from a third party; or (v) becomes relevant to the settlement of any dispute or enforcement of either party's rights under this Agreement and in accordance with its terms and conditions. If any Proprietary Information is required to be disclosed pursuant to the immediately preceding clause, the party required to make such disclosure shall promptly inform the other party of the requirements of such disclosure and take all reasonable protective measures to preserve the confidentiality of such Proprietary Information as fully as possible in the context of such permitted disclosure.

16.3 Notwithstanding Sections 16.1 and 16.2, either party may disclose Proprietary Information to its employees, agents, and legal, financial, and accounting advisors and providers (including its lenders and other financiers) to the extent necessary or appropriate in connection with the negotiation and/or performance of this Agreement or its obtaining of financing, provided that each such party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure.

16.4 The provisions of this Article 16 shall survive for a period of two (2) years from the date of the expiration or termination of this Agreement.

17.  DEFAULT

17.1 A party shall be in default under this Agreement thirty (30) days after receipt of the non-defaulting party's written notice of such default unless the defaulting party shall have cured such default or such default is otherwise waived by the non-defaulting party within such thirty (30) days; provided, however, that where any such default other than the payment of money cannot reasonably be cured within such 30-day period, if the defaulting party shall proceed promptly to cure the same and prosecute such cure with due diligence, the time for curing such default shall be extended for such period of time not to exceed ninety (90) days from the date of receipt of the notice described above, as may be necessary to complete such cure.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

17.2 Events of default also shall include, but not be limited to, the following: (i) failure to make any payment when due hereunder after receipt of written notice of non-payment and the expiration of a 30-day cure period; (ii) breach of any material provision hereof not cured within the applicable cure period following receipt of written notice by the non-defaulting party; (iii) the making by either party of a general assignment for the benefit of its creditors; or (iv) the filing of a voluntary petition in bankruptcy or the filing of a petition in bankruptcy or other insolvency protection against either party which is not dismissed within ninety (90) days thereafter, or the filing by either party of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution, or similar relief.

17.3 In addition to the specific remedies provided hereunder, upon any non-payment or other default by a party, after notice thereof and expiration of the applicable cure period the non-defaulting party may: (i) take such action as it determines, in its sole discretion, to be necessary to correct the default; and
(ii) pursue any other legal remedies it may have under applicable law or principles of equity relating to such default that are consistent with this Agreement, provided that appropriate notice has been given under this Section.

18.  TERMINATION

18.1 Either party may terminate this Agreement upon the failure of the other party to cure an event of default within the applicable time period required by
Article 17, provided that Customer shall only be entitled to terminate the entire Agreement if such non-cured default affects all or substantially all of the User Routes. In the event Customer terminates this Agreement or any User Route provided hereunder as a result of a default by Qwest under Article 17, Customer's sole and exclusive remedy shall be to receive the lesser of: (i) the fair market value of the terminated IRU User Route(s) as of the date of termination; or (ii) a pro rata refund of any unused portion of the IRU Fee applicable to the terminated IRU User Route(s).

18.2 Notwithstanding the foregoing, no termination or expiration of this Agreement shall affect the rights or obligations of either party hereto with respect to any then existing defaults or the obligation to make any payment hereunder for services rendered prior to the date of termination or expiration.

19.  FORCE MAJEURE

19.1 Neither party shall be in default under this Agreement if and to the extent that any delay in such party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; fire; flood; fiber cut, material shortages or unavailability or other delay in delivery not resulting from the responsible party's failure to timely place orders therefor; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions (collectively, "Regulations"); war or civil disorder; failure of a third party to grant a required right-of-way permit, easement, or other required authorization for use of the intended right-of-way (unless such failure shall have been caused by the party), or any other cause beyond the commercially reasonable control of such party. The party claiming relief under this Article shall notify the

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

other in writing of the existence of the event relied on and the cessation or termination of said event.

20.  ARBITRATION

20.1 Any dispute or disagreement arising between Qwest and Customer in connection with this Agreement which is not settled to the mutual satisfaction of Qwest and Customer within thirty (30) days from the date that either party informs the other in writing that such dispute or disagreement exists, shall be settled by binding arbitration in Stockton, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that such notice is given. If the parties are unable to agree on a single arbitrator within fifteen (15) days from the commencement of any such arbitration, each party shall select an arbitrator and the two (2) arbitrators shall mutually select a third arbitrator, the three of whom shall serve as an arbitration panel. The decision of the arbitrator(s) shall be final and binding upon the parties and shall include written findings of law and fact, and judgment may be obtained thereon by either party in a court of competent jurisdiction. Each party shall bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties hereto unless the award otherwise provides.

20.2 The obligation herein to arbitrate shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders or other similar temporary procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute. It is not the intention of the parties that such injunctive procedures shall be in lieu of, or cause substantial delay to, any arbitration proceeding commenced under Section 20.1 above.

21.  WAIVER

21.1 The failure of either party hereto to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

22.  GOVERNING LAW

22.1 This Agreement shall be governed by and construed in accordance with the domestic law of the State of New York, without reference to its choice of law principles.

23.  RULES OF CONSTRUCTION

23.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

23.2 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

23.3 Except as set forth to the contrary herein, any right or remedy of Customer or Qwest shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

23.4 This Agreement has been fully negotiated between and jointly drafted by the parties.

23.5 In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of such Exhibit shall prevail.

23.6 All actions, activities, consents, approvals and other undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Article the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

24.  REPRESENTATIONS AND WARRANTIES

24.1  Each party represents and warrants that:

      (a) It has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

      (b) It has taken all requisite corporate action to approve the execution, delivery and performance of this Agreement;

      (c) This Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and

      (d) Its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body of any country or any contract or other agreement the party is subject to.

25.  PUBLICITY

25.1 No publicity regarding the existence and/or terms of this Agreement may occur without the other party's prior express written consent. The content and

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

all other publicity regarding the subject matter of this Agreement or Customer's relationship with Qwest, if authorized, shall be mutually agreed upon by the parties.

26.  ASSIGNMENT

26.1 This Agreement shall be binding on the parties and their respective Affiliates, successors, and assigns. Neither party may assign, license, or otherwise transfer this Agreement or any of its rights, other interests or obligations hereunder, including delegated duties hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. [**].

27.  NO PERSONAL LIABILITY

27.1 Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article and shall be entitled to enforce the obligations of this Article.

28.  RELATIONSHIP OF THE PARTIES

28.1 The relationship between Customer and Qwest shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including but not limited to federal income tax purposes. Customer and Qwest, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

29.  SEVERABILITY

29.1 If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the law governing this Agreement, the remainder of this

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

30.  COUNTERPARTS

30.1 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

31.  ENTIRE AGREEMENT; AMENDMENT

31.1 This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Appendices and Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party. [**].

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

In confirmation of their consent and agreement to the terms and conditions contained in this IRU Agreement and intending to be legally bound hereby, the parties have executed this IRU Agreement as of the date first above written.


QWEST COMMUNICATIONS CORPORATION

     By:__________________________________________
     Name:  _______________________________________
     Title: _______________________________________

PAC-WEST TELECOMM, INC.

     By:__________________________________________
     Name:  _______________________________________
     Title: _______________________________________

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                Qwest Confidential and Proprietary Information

                                   EXHIBIT A:

                         DESCRIPTION OF CUSTOMER IRU(s)
                           AND LOCATION OF QWEST POPS


CUSTOMER IRU(s)
OC-48 CAPACITY

----------------------------------------------------------
 QWEST         QWEST        V&H      IRU       IRU FEE
 POP A         POP B       MILES     RATE
----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
 [**],         [**],       [**]      [**]        [**]

----------------------------------------------------------
TOTAL:                                      $22,986,455.00
----------------------------------------------------------

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                Qwest Confidential and Proprietary Information

           EXHIBIT B:  TECHNICAL SPECIFICATIONS AND ACCEPTANCE TESTS


1.0  INTERCONNECT SPECIFICATIONS.

1.1  The Customer interconnection point of DS-1 & DS-3 signals at the Qwest
(SPT) location will be at an industry standard (DSX-1) & (DSX-3) digital cross-connect panels and will be referred to as Qwest Network Interface in this document.

1.2 The customer interconnection point of OC-N signals will be interconnected at an industry standard Fiber Distribution Panel (FDP). An interconnection point will be referred to as Qwest Network Interface in this document.

1.3 OC-3, OC-3c, OC-12, OC-12c, OC-48 and OC-48c signals terminating at the Qwest FDP will meet specifications as defined by Section 3.1, Section 3.2.3,
Section 4.2, and Section 5.6 of GR-253 CORE, Synchronous Optical Network (SONET) Transport Systems: Common Generic Criteria, Issue 2 (Bellcore, December 1995).

1.4 The optical connectors and jumper cables shall meet the performance criteria stated in GR-326-CORE, Generic Requirements for Single-Mode Optical Connectors and Jumper Assemblies, Issue 2 (Bellcore, December 1996).

1.5 The DS-1 & DS-3 signals terminating at the Qwest digital cross-connect panels will meet the electrical specifications as defined in AT&T Compatibility Bulletin (CB) No. 119, Issue 3, October, 1979.

1.6 The Qwest Digital Network will be compatible with the Bell System hierarchical clock synchronization methods and stratum levels as described in Bellcore Technical Advisory (GR436-Core).

1.7 Customer equipment must also meet the interconnect specifications listed above and shall comply with jitter requirements of AT&T Technical Reference PUB 63411.

2.0  PERFORMANCE OBJECTIVES.


2.1 DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c circuit performance will be measured using two parameters: Availability and Error-Free Seconds. The following assumptions apply to the derived data:

     (i)    The circuits originate and terminate on the SONET OC-48 backbone
     (ii)   MTTR for SONET equipment:  2 hours
     (iii)  MTTR for fiber optic cable:  12 hours (Bellcore Standard)
     (iv)   Cable cut rate:  4.39/year/1,000 sheath miles (Bellcore Standard)

2.2 Availability is a measure of the relative amount of time during which the circuit is available for use. According to CCITT and ANSI definitions, unavailability begins when the Bit Error Ratio (BER) in each second is worse than 1.0 E-3 for a period of 10 consecutive seconds.

Inter Office Channel (IOC): An Inter Office Channel refers to the Qwest Communications network between the points of presence (POP).

Optical Carrier level 1 (OC-1): The optical signal that results from an optical conversion of an electrical STS-1 signal (51.840 Mb/s). This signal forms the basis of the interface.

OC-3:  Optical Carrier level 3 signal operating at 155.520 Mb/s.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

OC-12:  Optical Carrier level 12 signal transmitting at 622.080 Mb/s.

OC-48:  Optical Carrier level 48 signal transmitting at 2488.32 Mb/s.

Point of Presence (POP): A physical location where a long distance carrier terminates lines before connecting to the local exchange carrier, another carrier, or directly to a customer.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

2.3 The availability objective for all circuits between Qwest Network Interface points specified above is to provide performance levels over a twelve (12) month period as follows:

-------------------------------------------------------
V&H Miles                DS1, DS3, OC-3, OC-12, OC-48,
                          OC-3c, OC-12c, and OC-48c
-------------------------------------------------------
0-2500                   99.999%
-------------------------------------------------------
2501-4000                99.998%
-------------------------------------------------------

    This excludes any Customer provided access links to the Qwest digital network.

2.4 Outages attributable to incidental damage to or severage of outside fiber optic cable plant, or scheduled maintenance is excluded from the performance objective stated above.

2.5 Error-Free Seconds (EFS) and Error Seconds (ES) are the primary measure of error performance. An Error-Free Second is defined as any second in which no bit errors are received. Conversely, an Error Second is any second in which one or more bit errors are received.

3.0  SONET.

Synchronous Optical Network is a family of optical transmission rates and interface standards allowing internetworking of products from different vendors. Base optical rate is 51.840 Mb/s. Higher rates are direct multiples.

SONET Transport: Facilities associated with carrying OC-1 or higher level signals.

Synchronous Transport Signal level 1 (STS-1): The basic logical building block electrical signal with a rate of 51.840 Mb/s.

Synchronous Transport Signal level N (STS-N): This electrical signal is obtained by byte interleaving N STS-1 signals together. The rate of the STS-N is N times
51.840 Mb/s.

Terminating Multiplex (TM): Provides the multiplex functions for multiplexing and demultiplexing between the DS1 or higher signal level and the SONET OC-N level.

4.0  ACCEPTANCE CRITERIA.

The acceptance criteria for DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c circuits between Qwest Network Interface points is to provide the performance levels shown below during a 60 minute test period. If no errors are observed during the first 15 minutes of the test, the facility may be considered acceptable. Access connections to customer location will be tested in accordance with Bell Publication 62508.

The tables below are based on QCC owned fiber optic network only and on the Bellcore Specifications of the SONET delivery of DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c directly off the SONET Backbone.

If the DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c service is delivered at the STS1 level then the general performance objectives fall into the industry standard.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

4.1 DS1. The table below defines the general performance objectives for DS1 service operating at 1.544 Mb/s.

-------------------------------------------------------------------------------
           V&H Miles                  EFS                        BER
-------------------------------------------------------------------------------
             0 -  250                99.988%                     10/-12/
-------------------------------------------------------------------------------
           251 -  500                99.983%                     10/-12/
-------------------------------------------------------------------------------
           501 - 1000                99.971%                     10/-12/
-------------------------------------------------------------------------------
          1001 - 1500                99.959%                     10/-12/
-------------------------------------------------------------------------------
          1501 - 2000                99.948%                     10/-12/
-------------------------------------------------------------------------------
          2001 - 2500                99.936%                     10/-12/
-------------------------------------------------------------------------------
          2501 - 3000                99.925%                     10/-12/
-------------------------------------------------------------------------------
          3001 - 3500                99.913%                     10/-12/
-------------------------------------------------------------------------------
          3501 - 4000                99.902%                     10/-12/
-------------------------------------------------------------------------------


4.2 DS3. The table below defines the general performance objectives for DS3 service operating at 44.5 Mb/s.


-------------------------------------------------------------------------------
           V&H Miles                     EFS                        BER
-------------------------------------------------------------------------------
             0 -  250                  99.988%                     10/-15/
-------------------------------------------------------------------------------
           251 -  500                  99.983%                     10/-15/
-------------------------------------------------------------------------------
           501 - 1000                  99.971%                     10/-15/
-------------------------------------------------------------------------------
          1001 - 1500                  99.959%                     10/-15/
-------------------------------------------------------------------------------
          1501 - 2000                  99.948%                     10/-15/
-------------------------------------------------------------------------------
          2001 - 2500                  99.936%                     10/-15/
-------------------------------------------------------------------------------
          2501 - 3000                  99.925%                     10/-15/
-------------------------------------------------------------------------------
          3001 - 3500                  99.913%                     10/-15/
-------------------------------------------------------------------------------
          3501 - 4000                  99.902%                     10/-15/
-------------------------------------------------------------------------------

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

4.3 OC-3, 12, 48; OC-3c, 12c, 48c. The table below defines the general performance objectives for OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c.

-------------------------------------------------------------------------------
           V&H Miles                       EFS                       BER
-------------------------------------------------------------------------------
             0 -  250                    99.989%                     10/-15/
-------------------------------------------------------------------------------
           251 -  500                    99.984%                     10/-15/
-------------------------------------------------------------------------------
           501 - 1000                    99.974%                     10/-15/
-------------------------------------------------------------------------------
          1001 - 1500                    99.964%                     10/-15/
-------------------------------------------------------------------------------
          1501 - 2000                    99.954%                     10/-15/
-------------------------------------------------------------------------------
          2001 - 2500                    99.944%                     10/-15/
-------------------------------------------------------------------------------
          2501 - 3000                    99.933%                     10/-15/
-------------------------------------------------------------------------------
          3000 - 3500                    99.923%                     10/-15/
-------------------------------------------------------------------------------
          3501 - 4000                    99.913%                     10/-15/
-------------------------------------------------------------------------------

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                    EXHIBIT C:  PAYMENT ALLOCATION SCHEDULE


For tax purposes only, the IRU Fee paid hereunder shall be allocated one twentieth (1/20) per annual period beginning with the Effective Date.